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                                   Exhibit 6

              WRITTEN CONSENT OF SUTHERLAND, ASBILL & BRENNAN LLP



                               February 26, 1998



Paragon Life Insurance Company
100 South Brentwood Boulevard
St. Louis, MO  63105

Re: Paragon Life Insurance Company Separate Account D
    File No. 333-36515

Gentlemen:

     We hereby consent to the reference to our name under the caption "Legal Matters" in the Prospectus filed as part of Pre-Effective Amendment No. 1 to Form S-6 for Paragon Life Insurance Company Separate Account D, which prospectus describes certain individual flexible premium variable life insurance contracts. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                 Very truly yours,

                                 SUTHERLAND, ASBILL & BRENNAN LLP


                                 By:  /s/ Stephen E. Roth